[LOGO OF SIGMA-ALDRICH]	[LETTER HEAD OF SIGMA-ALDRICH]

From: David R. Harvey, Chairman, President and CEO	For questions, contact: Kirk A. Richter, Treasurer (314) 286-8004

FOR IMMEDIATE RELEASE

August 12, 2003

SIGMA-ALDRICH (NASDAQ:SIAL) INCREASES QUARTERLY DIVIDEND 78%;

ADDS

DIRECTORS’ SHAREHOLDING REQUIREMENT

At the Board of Director’s meeting held today, the Directors declared a quarterly cash dividend of $.16 per share and added a shareholding requirement for directors.

The $.16 per share dividend represents a 78% increase from the prior dividend level of $.09 per share. The dividend is payable on September 15, 2003 to shareholders of record on September 2, 2003. The Directors also expect that the dividend declared in the fourth quarter will be paid in that quarter.

Through June 30, 2003, the Company’s operations continued to generate strong cash flow, bolstered recently by active working capital management programs that have reduced accounts receivable days sales outstanding to 54 days and inventory on hand to 7.4 months, both at June 30, 2003. This operating cash flow, coupled with lower capital requirements, has enabled the Company to reduce borrowings by almost $ 255 million while repurchasing over $160 million of its stock since the beginning of 2002 while still maintaining a dividend payout of 15% of its net income.

New initiatives in sales, marketing, business development and R&D are expected to stimulate sales growth. These initiatives, together with process improvement activities, are expected to maintain profit margins at current levels.

In increasing the dividend, Sigma-Aldrich’s Board of Directors has determined that the Company can continue to return cash to shareholders while at the same time retaining the flexibility to pursue attractive strategic opportunities.

The addition of a shareholding requirement for directors complements a similar requirement for the Company’s senior executives and other officers. Non-employee directors will be required to hold Company shares equivalent to at least $50,000 (two times the annual retainer), with a three-year period allowed for current and future directors to achieve that holding requirement. Senior executives and other officers are required to hold from ½ to 3 times their annual salaries, and held in excess of $22 million of Company stock at June 30, 2003.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and chemical manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 34 countries and has 6,000 employees providing excellent service worldwide. We are committed to the success of our Customers, Employees and Shareholders through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, return on equity, cash flow and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) other changes in the business environment in which the Company operates, (3) changes in research funding, (4) uncertainties surrounding government healthcare reform, (5) government regulations applicable to the business, (6) the impact of fluctuations in interest rates and foreign currency exchange rates, (7) the effectiveness of the Company’s further implementation of its global software systems, (8) the ability to retain customers, suppliers and employees and (9) the outcome of the matters described in Note 13- Contingent Liabilities and Commitments-in the Company’s Form 10-Q for the quarterly period ended March 31, 2003. The Company does not undertake any obligation to update these forward-looking statements.